UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 25, 2013
ENTERPRISE FINANCIAL SERVICES
CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec, St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)

Registrant's telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Entry Into or Amendment of Material Compensatory Plan, Contract or Arrangement
On March 25, 2013, Enterprise Financial Services Corp (the “Company”) announced that it has negotiated the extension of the employment term of Chief Executive Officer, Peter F. Benoist. Pursuant to Mr. Benoist's employment agreement, the term of his employment originally was scheduled to expire on December 31, 2013. The Company and Mr. Benoist have agreed to extend the term of his employment to December 31, 2014.
In exchange for Mr. Benoist's extension of his term of employment, the Company has agreed to provide Mr. Benoist with a retention bonus opportunity. Under this arrangement, Mr. Benoist will be eligible to receive up to two cash payments of $250,000 each if he remains continuously employed with the Company through December 31, 2013 and December 31, 2014, respectively. Mr. Benoist's right to such retention payments would automatically accelerate if the Company terminates his employment prior to such dates without cause or due to a change in control, as such terms are defined in his employment agreement.

ITEM 9.01. Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description

10.1	Amendment to Executive Employment Agreement, dated March 25, 2013, by and between the Company and Peter F. Benoist*

99.1	Press Release dated March 26, 2013

* Represents management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

Date:	March 26, 2013	By:	/s/ Mark G. Ponder
Mark G. Ponder
Senior Vice President and Controller